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                                                                       Exhibit 1

                             STOCK OPTION AGREEMENT

THIS AGREEMENT, Made this 28/th/ day of June, 1995 by and between HERITAGE BANKSHARES, INC., a Virginia bank holding company (hereinafter referred to as "Company") and ROBERT J. KEOGH, (hereinafter referred to as "Keogh").

WHEREAS, The Board of Directors adopted a Stock Option Plan on the 3/rd/ day of June, 1987.

WHEREAS, the Stock Option Plan was to become effective after it had been approved by a vote of a majority of the outstanding shares of the Company; and

WHEREAS, at the Annual Stockholders Meeting held on the 14/th/ day of July, 1987, the requisite majority of outstanding shares approved the Stock Option Plan; and

WHEREAS, the Committee appointed by the Chairman in accordance with the provision of said Plan wishes to effectuate said Stock Option Plan and to grant option to purchase the stock of the Company under the terms and conditions as hereinafter set forth, and said grant was approved by the Board of Directors at its meeting on June 28, 1995.

NOW, THEREFORE, that for and in consideration of the premises and other good and valuable considerations, the parties hereto do covenant and agree as follows:

     1. The Company does hereby grant unto Keogh, 6,000 options (one option equaling one share of stock) to purchase 6,000 shares of common stock of Heritage Bankshares, Inc., at an option price of $6.50 per share on the following terms and conditions:

          (a) 1,500 options shall have accrued and be exercisable as of September 1, 1996. The remaining 4,500 options shall accrue to Keogh at the rate of 25 percent per year of the total grant, or 1,500 options per year of service, (the first said year to commence on the 1/st/ day of September, 1996,) and shall continue to accrue each year thereafter until the full amount of the grant has been exhausted. Keogh shall have the right to exercise the options in accordance with Section 10 of the Stock Option Plan as soon as they accrue.

          (b) The options granted hereunder shall be exercised within a yen year period, commencing September 1, 1996, unless otherwise extended by the Board of Directors. In the event that the options are not exercised then they shall lapse at the end of the said ten year period or sooner as hereinafter provided.

          (c) The options are granted upon the condition that Keogh remains in the employment of the Company and in good standing.

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          (d)  In the event that Keogh resigns or is discharged from the employment of the Company, the Keogh shall be entitled to only the options which have accrued over the period of each full year up to the date of Keogh's resignation or discharge but in no event shall fractional shares be granted. Further, in case of the above, the remaining unaccrued options shall lapse and be of no force and effect.

          (e) The options granted hereunder shall fully accrue and be exercisable upon the occurrence of any of the following events:

               (1) any merger or consolidation of the Company with or into any other corporation;

               (2) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Company;

               (3) any issuance of shares of the Company that results in the acquisition of control of the Company by any person, firm or corporation or group of one or more thereof that previously did not control the Company; or

               (4) any sale, lease, exchange, mortgage, pledge or other transfer in one transaction or a series of transactions, of all, or substantially all, of the assets of the Company to any other corporation, person, entity.

          (f) The Board of Directors have approved said grant of options as contained herein at its meeting on June 28, 1995.

     2. The options granted hereunder shall be exercised by a written notice which shall state:

          (a) the election to exercise the option; the number of shares in respect of which it is being exercised; the person in whose name the stock certificate or stock certificates have such shares of common stock is to be registered; his and her address and social security number.

          (b)  be signed by the person entitled to exercise the option.

          (c) be in writing and delivered in person or by certified mail to the Chairman or Secretary of the Board.

     3. The options granted hereunder may not be transferred in any manner otherwise than by Will or by the laws of descent and distribution (to anyone other than the Optionee's spouse or executor)

          The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

          Date of Grant: June 28, 1995.

                                                  /s/ Peter M. Meredith, Jr
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                                                      Peter M. Meredith, Jr
                                                      Chairman of the Board